UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13D

                    Under the Securities Exchange Act of 1934
                 Information to be included in statements filed
                    pursuant to Rule 13D-1(A) and Amendments
                     thereto filed pursuant to Rule 13D-2(A)

                            Northwestern Corporation
-------------------------------------------------------------------------------
                                (Name of Issuer)

                     Common Stock, par value $0.01 per share
-------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                    668074305
-------------------------------------------------------------------------------
                                 (CUSIP Number)

                                  Michael Cohn
                        c/o Fortress Investment Group LLC
                           1345 Avenue of the Americas
                            New York, New York 10105
                                 (212) 798-6100
-------------------------------------------------------------------------------
                  (Name, Address and Telephone Number of Person
                Authorized to Receive Notices and Communications)

                                December 7, 2005
-------------------------------------------------------------------------------
             (Date of Event which Requires Filing of this Statement)

     If the filing person has previously filed a statement on Schedule 13G to report the acquisition that is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(e), Rule 13d-1(f) or Rule 13d-1(g), check the following box. |X|

     *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

     The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                                  SCHEDULE 13D

--------------------------------------------------------------------------------
CUSIP No.  668074305                                         Page 2 of 20 Pages
--------------------------------------------------------------------------------
1  NAME OF REPORTING PERSON
   S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
   Drawbridge Global Macro Fund LP
--------------------------------------------------------------------------------
2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
   (See Instructions)                          (a)  |  x |
                                               (b)  |    |
--------------------------------------------------------------------------------
3  SEC USE ONLY

--------------------------------------------------------------------------------
4  SOURCE OF FUNDS (See Instructions)
   Not applicable.

-------------------------------------------------------------------------------
5  CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
   TO ITEMS 2(d) or 2(e)

--------------------------------------------------------------------------------
6  CITIZENSHIP OR PLACE OF ORGANIZATION
   Delaware

--------------------------------------------------------------------------------
                           7   SOLE VOTING POWER
        NUMBER OF              -0-
                          ------------------------------------------------------
         SHARES            8   SHARED VOTING POWER
                                -52,995-*
                          ------------------------------------------------------
      BENEFICIALLY         9   SOLE DISPOSITIVE POWER
                               -0-
                          ------------------------------------------------------
        OWNED BY          10   SHARED DISPOSITIVE POWER
                               -52,995-*

          EACH

        REPORTING

         PERSON

          WITH
--------------------------------------------------------------------------------
11 AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
   -52,995-

--------------------------------------------------------------------------------
12 CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
   SHARES (See Instructions)

--------------------------------------------------------------------------------
13 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
   0.1% (based on 35,705,523 shares of common stock outstanding as of November 1, 2005)

--------------------------------------------------------------------------------
14 TYPE OF REPORTING PERSON (See Instructions)
   PN
--------------------------------------------------------------------------------
* Solely in its capacity as a member of Drawbridge Global Macro Master Fund Ltd.

                                  SCHEDULE 13D

--------------------------------------------------------------------------------
CUSIP No.  668074305                                         Page 3 of 20 Pages
--------------------------------------------------------------------------------
1  NAME OF REPORTING PERSON
   S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
   Drawbridge Global Macro GP LLC
--------------------------------------------------------------------------------
2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
   (See Instructions)                          (a)  |  x |
                                               (b)  |    |
--------------------------------------------------------------------------------
3  SEC USE ONLY

--------------------------------------------------------------------------------
4  SOURCE OF FUNDS (See Instructions)
   Not applicable.

--------------------------------------------------------------------------------
5  CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
   TO ITEMS 2(d) or 2(e)

--------------------------------------------------------------------------------
6  CITIZENSHIP OR PLACE OF ORGANIZATION
   Delaware

-------------------- -----------------------------------------------------------
                           7   SOLE VOTING POWER
        NUMBER OF              -0-
                           -----------------------------------------------------
         SHARES
                           8   SHARED VOTING POWER
      BENEFICIALLY             -52,995-*
                           -----------------------------------------------------
        OWNED BY
                           9   SOLE DISPOSITIVE POWER
          EACH                 -0-
                           -----------------------------------------------------
        REPORTING
                           10  SHARED DISPOSITIVE POWER
         PERSON                -52,995-*

          WITH
--------------------------------------------------------------------------------
11 AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
   -52,995-

--------------------------------------------------------------------------------
12 CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
   SHARES (See Instructions)

--------------------------------------------------------------------------------
13 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
   0.1% (based on 35,705,523 shares of common stock outstanding as of November 1, 2005)

--------------------------------------------------------------------------------
14 TYPE OF REPORTING PERSON (See Instructions)
   OO

--------------------------------------------------------------------------------
* Solely in its capacity as the general partner of Drawbridge Global Macro Fund LP.

                                  SCHEDULE 13D

--------------------------------------------------------------------------------
CUSIP No.  668074305                                         Page 4 of 20 Pages
--------------------------------------------------------------------------------
1  NAME OF REPORTING PERSON
   S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
   Drawbridge Global Macro Master Fund Ltd.
--------------------------------------------------------------------------------
2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
   (See Instructions)                          (a)  |  x |
                                               (b)  |    |
--------------------------------------------------------------------------------
3  SEC USE ONLY

--------------------------------------------------------------------------------
4  SOURCE OF FUNDS (See Instructions)
   Not applicable.

--------------------------------------------------------------------------------
5  CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
   TO ITEMS 2(d) or 2(e)

--------------------------------------------------------------------------------
6  CITIZENSHIP OR PLACE OF ORGANIZATION
   Cayman Islands
-------------------- -----------------------------------------------------------
                           7   SOLE VOTING POWER
        NUMBER OF              -0-
                          ------------------------------------------------------
         SHARES
                           8   SHARED VOTING POWER
      BENEFICIALLY             -546,338-*
                          ------------------------------------------------------
        OWNED BY
                           9   SOLE DISPOSITIVE POWER
          EACH                 -0-
                          ------------------------------------------------------
        REPORTING
                           10  SHARED DISPOSITIVE POWER
         PERSON                -546,338-*

          WITH
--------------------------------------------------------------------------------
11 AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
   -546,338-

--------------------------------------------------------------------------------
12 CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
   SHARES (See Instructions)

--------------------------------------------------------------------------------
13 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
   1.5% (based on 35,705,523 shares of common stock outstanding as of November 1, 2005)

--------------------------------------------------------------------------------
14 TYPE OF REPORTING PERSON (See Instructions)
   OO
--------------------------------------------------------------------------------
* Solely in its capacity as the sole member of Drawbridge Global Opportunities LLC.

                                  SCHEDULE 13D

--------------------------------------------------------------------------------
CUSIP No.  668074305                                         Page 5 of 20 Pages
--------------------------------------------------------------------------------
1  NAME OF REPORTING PERSON
   S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
   Drawbridge Global Macro Advisors LLC
--------------------------------------------------------------------------------
2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
   (See Instructions)                          (a)  |  x |
                                               (b)  |    |
--------------------------------------------------------------------------------
3  SEC USE ONLY

--------------------------------------------------------------------------------
4  SOURCE OF FUNDS (See Instructions)
   Not applicable.
--------------------------------------------------------------------------------
5  CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
   TO ITEMS 2(d) or 2(e)

--------------------------------------------------------------------------------
6  CITIZENSHIP OR PLACE OF ORGANIZATION
   Delaware
------------------------- ------------------------------------------------------
                           7   SOLE VOTING POWER
        NUMBER OF              -0-
                          ------------------------------------------------------
                           8   SHARED VOTING POWER
         SHARES                -546,338-*
                          ------------------------------------------------------
      BENEFICIALLY
                           9   SOLE DISPOSITIVE POWER
        OWNED BY               -0-
                          ------------------------------------------------------
          EACH
                           10   SHARED DISPOSITIVE POWER
        REPORTING               -546,338-*

         PERSON

          WITH
--------------------------------------------------------------------------------
11 AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
   -546,338-
--------------------------------------------------------------------------------
12 CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
   SHARES (See Instructions)

--------------------------------------------------------------------------------
13 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
   1.5% (based on 35,705,523 shares of common stock outstanding as of
   November 1, 2005)
--------------------------------------------------------------------------------
14 TYPE OF REPORTING PERSON (See Instructions)
   OO
--------------------------------------------------------------------------------
* Solely in its capacity as the investment advisor of Drawbridge Global Macro Master Fund Ltd., Drawbridge Global Macro Fund LP, and Drawbridge Global Macro Fund Ltd.

                                  SCHEDULE 13D

--------------------------------------------------------------------------------
CUSIP No.  668074305                                         Page 6 of 20 Pages
--------------------------------------------------------------------------------
1  NAME OF REPORTING PERSON
   S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
   Drawbridge Global Macro Fund Ltd.
--------------------------------------------------------------------------------
2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
   (See Instructions)                          (a)  |  x |
                                               (b)  |    |
--------------------------------------------------------------------------------
3  SEC USE ONLY

--------------------------------------------------------------------------------
4  SOURCE OF FUNDS (See Instructions)
   Not applicable.
--------------------------------------------------------------------------------
5  CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
   TO ITEMS 2(d) or 2(e)

--------------------------------------------------------------------------------
6  CITIZENSHIP OR PLACE OF ORGANIZATION
   Delaware
------- ------------------------------------------------------------------------
                          7   SOLE VOTING POWER
        NUMBER OF              -0-
                          ------------------------------------------------------
         SHARES
                          8   SHARED VOTING POWER
      BENEFICIALLY            -493,343-*

        OWNED BY          ------------------------------------------------------
                          9   SOLE DISPOSITIVE POWER
          EACH                -0-

        REPORTING         ------------------------------------------------------
                          10  SHARED DISPOSITIVE POWER
         PERSON               -493,343-*

          WITH

--------------------------------------------------------------------------------
11 AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
   -493,343-
--------------------------------------------------------------------------------
12 CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
   SHARES (See Instructions)

--------------------------------------------------------------------------------
13 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
   1.4% (based on 35,705,523 shares of common stock outstanding as of
   November 1, 2005)
--------------------------------------------------------------------------------
14 TYPE OF REPORTING PERSON (See Instructions)
   OO
--------------------------------------------------------------------------------
* Solely in its capacity as a member of Drawbridge Global Macro Master Fund Ltd.

                                  SCHEDULE 13D

--------------------------------------------------------------------------------
CUSIP No.  668074305                                         Page 7 of 20 Pages
--------------------------------------------------------------------------------
1  NAME OF REPORTING PERSON
   S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
   Drawbridge Global Opportunities LLC
--------------------------------------------------------------------------------
2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
   (See Instructions)                          (a)  |  x |
                                               (b)  |    |
--------------------------------------------------------------------------------
3  SEC USE ONLY

--------------------------------------------------------------------------------
4  SOURCE OF FUNDS (See Instructions)
   WC
--------------------------------------------------------------------------------
5  CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
   TO ITEMS 2(d) or 2(e)

--------------------------------------------------------------------------------
6  CITIZENSHIP OR PLACE OF ORGANIZATION
   Delaware
------------------- ------------------------------------------------------------
                           7   SOLE VOTING POWER
        NUMBER OF              -0-
                           -----------------------------------------------------
         SHARES
                           8   SHARED VOTING POWER
      BENEFICIALLY             -546,338-*

        OWNED BY           -----------------------------------------------------
                           9   SOLE DISPOSITIVE POWER
          EACH                 -0-
                           -----------------------------------------------------
        REPORTING
                           10  SHARED DISPOSITIVE POWER
         PERSON                -546,338-*

          WITH
--------------------------------------------------------------------------------
11 AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
   -546,338-
--------------------------------------------------------------------------------
12 CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
   SHARES (See Instructions)

--------------------------------------------------------------------------------
13 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
   1.5% (based on 35,705,523 shares of common stock outstanding as of
   November 1, 2005)
--------------------------------------------------------------------------------
14 TYPE OF REPORTING PERSON (See Instructions)
   OO
--------------------------------------------------------------------------------
* As direct holder of the shares.

                                  SCHEDULE 13D

--------------------------------------------------------------------------------
CUSIP No.  668074305                                         Page 8 of 20 Pages
--------------------------------------------------------------------------------
1  NAME OF REPORTING PERSON
   S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
   Drawbridge Special Opportunities Fund LP
--------------------------------------------------------------------------------
2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
   (See Instructions)                          (a)  |  x |
                                               (b)  |    |
--------------------------------------------------------------------------------
3  SEC USE ONLY

--------------------------------------------------------------------------------
4  SOURCE OF FUNDS (See Instructions)
   Not applicable.
--------------------------------------------------------------------------------
5  CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
   TO ITEMS 2(d) or 2(e)

--------------------------------------------------------------------------------
6  CITIZENSHIP OR PLACE OF ORGANIZATION
   Delaware
--------------------------------------------------------------------------------
                           7   SOLE VOTING POWER
        NUMBER OF              -0-
                          ------------------------------------------------------
         SHARES
                           8   SHARED VOTING POWER
      BENEFICIALLY             -1,174,515-* (inclusive of 25,255 shares
                               issuable upon exercise of warrants
        OWNED BY               beneficially owned by the reporting person
                               which are exercisable as of or within 60
                               days of December 7, 2005)
          EACH            ------------------------------------------------------
                           9   SOLE DISPOSITIVE POWER
        REPORTING              -0-

         PERSON           ------------------------------------------------------
                           10  SHARED DISPOSITIVE POWER
          WITH                 -1,174,515-*
--------------------------------------------------------------------------------
11 AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
   -1,174,515-
--------------------------------------------------------------------------------
12 CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
   SHARES (See Instructions)

--------------------------------------------------------------------------------
13 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
   3.3% (based on 35,705,523 shares of common stock outstanding as of
   November 1, 2005 and including 25,255 shares issuable upon exercise of e warrants beneficially owned by the reporting person which are exercisable as of or within 60 days of December 7, 2005)
--------------------------------------------------------------------------------
14 TYPE OF REPORTING PERSON (See Instructions)
   PN
--------------------------------------------------------------------------------
* Solely in its capacity as the sole member of Drawbridge DSO Securities LLC.

                                  SCHEDULE 13D

--------------------------------------------------------------------------------
CUSIP No.  668074305                                         Page 9 of 20 Pages
--------------------------------------------------------------------------------
1  NAME OF REPORTING PERSON
   S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
   Drawbridge DSO Securities LLC
--------------------------------------------------------------------------------
2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
   (See Instructions)                          (a)  | x  |
                                               (b)  |    |
--------------------------------------------------------------------------------
3  SEC USE ONLY

--------------------------------------------------------------------------------
4  SOURCE OF FUNDS (See Instructions)
   WC
--------------------------------------------------------------------------------
5  CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
   TO ITEMS 2(d) or 2(e)

--------------------------------------------------------------------------------
6  CITIZENSHIP OR PLACE OF ORGANIZATION
   Delaware
--------------------------------------------------------------------------------
                           7   SOLE VOTING POWER
        NUMBER OF              -0-
                           -----------------------------------------------------
         SHARES
                           8   SHARED VOTING POWER
      BENEFICIALLY             -1,174,515-* (inclusive of 25,255 shares issuable
                               upon exercise of warrants beneficially owned by
        OWNED BY               the reporting person which are exercisable as of
                               or within 60 days of December 7, 2005)
          EACH
                           -----------------------------------------------------
        REPORTING
                           9   SOLE DISPOSITIVE POWER
         PERSON                -0-
                           -----------------------------------------------------
          WITH             10  SHARED DISPOSITIVE POWER
                               -1,174,515-*
--------------------------------------------------------------------------------
11 AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
   -1,174,515-
-------------------------------------------------------------------------------
12 CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
   SHARES (See Instructions)

-------------------------------------------------------------------------------
13 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
   3.3% (based on 35,705,523 shares of common stock outstanding as of
   November 1, 2005 and including 25,255 shares issuable upon exercise of warrants beneficially owned by the reporting person which are exercisable as of or within 60 days of December 7, 2005)
--------------------------------------------------------------------------------

14 TYPE OF REPORTING PERSON (See Instructions)
   OO
--------------------------------------------------------------------------------
* As direct holder of the shares.

                                  SCHEDULE 13D

-------------------------------------------------------------------------------
CUSIP No.  668074305                                        Page 10 of 20 Pages
-------------------------------------------------------------------------------
1  NAME OF REPORTING PERSON
   S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
   Drawbridge Special Opportunities Fund Ltd.
-------------------------------------------------------------------------------
2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
   (See Instructions)                          (a)  |  x |
                                               (b)  |    |
-------------------------------------------------------------------------------
3  SEC USE ONLY

-------------------------------------------------------------------------------
4  SOURCE OF FUNDS (See Instructions)
   Not applicable.
-------------------------------------------------------------------------------
5  CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
   TO ITEMS 2(d) or 2(e)

-------------------------------------------------------------------------------
6  CITIZENSHIP OR PLACE OF ORGANIZATION
   Cayman Islands
-------------------------------------------------------------------------------
                           7   SOLE VOTING POWER
        NUMBER OF              -0-
                          ------------------------------------------------------
         SHARES
                           8   SHARED VOTING POWER
      BENEFICIALLY             -202,811-*
                          ------------------------------------------------------
        OWNED BY           9   SOLE DISPOSITIVE POWER
                               -0-
          EACH            ------------------------------------------------------
                           10  SHARED DISPOSITIVE POWER
        REPORTING              -202,811-*

         PERSON

          WITH
--------------------------------------------------------------------------------
11 AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
   -202,811-
--------------------------------------------------------------------------------
12 CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
   SHARES (See Instructions)

--------------------------------------------------------------------------------
13 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
   0.6% (based on 35,705,523 shares of common stock outstanding as of November 1, 2005)
-------------------------------------------------------------------------------
14 TYPE OF REPORTING PERSON (See Instructions)
   OO
-------------------------------------------------------------------------------
* Solely in its capacity as the sole member of Drawbridge OSO Securities LLC.

                                  SCHEDULE 13D

--------------------------------------------------------------------------------
CUSIP No.  668074305                                        Page 11 of 20 Pages
--------------------------------------------------------------------------------
1  NAME OF REPORTING PERSON
   S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
   Drawbridge OSO Securities LLC
--------------------------------------------------------------------------------
2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
   (See Instructions)                          (a)  |  x |
                                               (b)  |    |

--------------------------------------------------------------------------------
3  SEC USE ONLY

--------------------------------------------------------------------------------
4  SOURCE OF FUNDS (See Instructions)
   WC
--------------------------------------------------------------------------------
5  CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
   TO ITEMS 2(d) or 2(e)

--------------------------------------------------------------------------------
6  CITIZENSHIP OR PLACE OF ORGANIZATION
   Delaware
-------------------------- -----------------------------------------------------
                           7   SOLE VOTING POWER
        NUMBER OF              -0-
                          ------------------------------------------------------
         SHARES
                           8   SHARED VOTING POWER
      BENEFICIALLY             -202,811-*
                          ------------------------------------------------------
        OWNED BY
                           9   SOLE DISPOSITIVE POWER
          EACH                 -0-
                           -----------------------------------------------------
        REPORTING
                           10  SHARED DISPOSITIVE POWER
         PERSON                -202,811-*

          WITH
--------------------------------------------------------------------------------
11 AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
   -202,811-
-------------------------------------------------------------------------------
12 CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
   SHARES (See Instructions)

--------------------------------------------------------------------------------
13 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
   0.6% (based on 35,705,523 shares of common stock outstanding as of
   November 1, 2005)
--------------------------------------------------------------------------------
14 TYPE OF REPORTING PERSON (See Instructions)
   OO
--------------------------------------------------------------------------------
* As direct holder of the shares.

                                  SCHEDULE 13D

-------------------------------------------------------------------------------
CUSIP No.  668074305                                        Page 12 of 20 Pages
-------------------------------------------------------------------------------
1        NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
         Drawbridge Special Opportunities GP LLC
-------------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
         (See Instructions)                          (a)  | x  |
                                                     (b)  |    |
-------------------------------------------------------------------------------
3        SEC USE ONLY

-------------------------------------------------------------------------------
4        SOURCE OF FUNDS (See Instructions)
         Not applicable.
-------------------------------------------------------------------------------
5        CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
         TO ITEMS 2(d) or 2(e)

-------------------------------------------------------------------------------
6        CITIZENSHIP OR PLACE OF ORGANIZATION
         Delaware
-------------------------- ----------------------------------------------------
                           7   SOLE VOTING POWER
        NUMBER OF              -0-
                          -----------------------------------------------------
         SHARES
                           8   SHARED VOTING POWER
      BENEFICIALLY             -1,174,515-* (inclusive of 25,255 shares issuable
                               upon exercise of warrants beneficially owned
        OWNED BY               by the reporting person which are exercisable
                               as of or within 60 days of December 7, 2005)
          EACH            -----------------------------------------------------

        REPORTING          9   SOLE DISPOSITIVE POWER
                               -0-
         PERSON           ----------------------------------------------------

          WITH             10  SHARED DISPOSITIVE POWER
                               -1,174,515-*

 ------------------------------------------------------------------------------
11 AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
   -1,174,515-
-------------------------------------------------------------------------------
12 CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
   SHARES (See Instructions)

-------------------------------------------------------------------------------
13 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
   3.3% (based on 35,705,523 shares of common stock outstanding as of November 1, 2005 and including 25,255 shares issuable upon exercise of warrants beneficially owned by the reporting person which are exercisable as of or within 60 days of December 7, 2005)
-------------------------------------------------------------------------------
14 TYPE OF REPORTING PERSON (See Instructions)
   OO
-------------------------------------------------------------------------------
* Solely in its capacity as the general partner of Drawbridge Special Opportunities Fund LP.

                                  SCHEDULE 13D

--------------------------------------------------------------------------------
CUSIP No.  668074305                                        Page 13 of 20 Pages
--------------------------------------------------------------------------------
1  NAME OF REPORTING PERSON
   S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
   Drawbridge Special Opportunities Advisors LLC
--------------------------------------------------------------------------------
2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
   (See Instructions)                          (a)  |  x |
                                               (b)  |    |
--------------------------------------------------------------------------------
3  SEC USE ONLY

--------------------------------------------------------------------------------
4  SOURCE OF FUNDS (See Instructions)
   Not applicable.

--------------------------------------------------------------------------------
5  CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
   TO ITEMS 2(d) or 2(e)

--------------------------------------------------------------------------------
6  CITIZENSHIP OR PLACE OF ORGANIZATION
   Delaware
--------------------------------------------------------------------------------
                           7   SOLE VOTING POWER
        NUMBER OF              -0-
                          ------------------------------------------------------
         SHARES            8   SHARED VOTING POWER
                               -1,377,326-* (inclusive of 25,255 shares issuable
      BENEFICIALLY             upon exercise of warrants beneficially owned by
                               the reporting person which are exercisable as of
        OWNED BY               or within 60 days of December 7, 2005)

          EACH            ------------------------------------------------------
                           9   SOLE DISPOSITIVE POWER
        REPORTING              -0-

         PERSON            -----------------------------------------------------
                           10  SHARED DISPOSITIVE POWER
          WITH                 -1,377,326-*
--------------------------------------------------------------------------------
11 AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
   -1,377,326-

-------------------------------------------------------------------------------
12 CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
   SHARES (See Instructions)

-------------------------------------------------------------------------------
13 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
   3.9% (based on 35,705,523 shares of common stock outstanding as of November 1, 2005 and including 25,255 shares issuable upon exercise of warrants beneficially owned by the reporting person which are exercisable as of or within 60 days of December 7, 2005)

-------------------------------------------------------------------------------
14 TYPE OF REPORTING PERSON (See Instructions)
   OO
-------------------------------------------------------------------------------
* 1,174,515 shares solely in its capacity as the investment advisor of Drawbridge Special Opportunities Fund LP and 202,811 shares solely in its capacity as the investment advisor of Drawbridge Special Opportunities Fund Ltd.

                                  SCHEDULE 13D

--------------------------------------------------------------------------------
CUSIP No.  668074305                                        Page 14 of 20 Pages
--------------------------------------------------------------------------------
1  NAME OF REPORTING PERSON
   S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
   Fortress Investment Group LLC
-------------------------------------------------------------------------------
2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
   (See Instructions)                          (a)  | x  |
                                               (b)  |    |
-------------------------------------------------------------------------------
3  SEC USE ONLY

-------------------------------------------------------------------------------
4  SOURCE OF FUNDS (See Instructions)
   Not applicable.
-------------------------------------------------------------------------------
5  CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
   TO ITEMS 2(d) or 2(e)
-------------------------------------------------------------------------------
6  CITIZENSHIP OR PLACE OF ORGANIZATION
   Delaware
-------------------------------------------------------------------------------
                           7   SOLE VOTING POWER
        NUMBER OF              -0-
                           -----------------------------------------------------
         SHARES            8   SHARED VOTING POWER
                               -1,923,664-* (inclusive of 25,255 shares issuable
      BENEFICIALLY             upon exercise of warrants beneficially owned by
                               the reporting person which are exercisable as of
        OWNED BY               or within 60 days of December 7, 2005)
                           -----------------------------------------------------
          EACH
                           9   SOLE DISPOSITIVE POWER
        REPORTING              -0-
                           -----------------------------------------------------
         PERSON
                           10  SHARED DISPOSITIVE POWER
          WITH                -1,923,664-*
--------------------------------------------------------------------------------
11 AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
   -1,923,664-

--------------------------------------------------------------------------------
12 CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
   SHARES (See Instructions)

--------------------------------------------------------------------------------
13 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
   5.4% (based on 35,705,523 shares of common stock outstanding as of November 1, 2005 and including 25,255 shares issuable upon exercise of warrants beneficially owned by the reporting person which are exercisable as of or within 60 days of December 7, 2005)

--------------------------------------------------------------------------------
14 TYPE OF REPORTING PERSON (See Instructions)
   OO
--------------------------------------------------------------------------------
* 546,338 shares solely in its capacity as the sole managing member of Drawbridge Global Macro Advisors LLC and 1,377,326 shares solely in its capacity as the sole managing member of Drawbridge Special Opportunities Advisors LLC.

                                  SCHEDULE 13D

-------------------------------------------------------------------------------
CUSIP No.  668074305                                        Page 15 of 20 Pages
-------------------------------------------------------------------------------
1        NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
         Fortress Investment Holdings LLC
-------------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
         (See Instructions)                          (a)  | x  |
                                                     (b)  |    |
-------------------------------------------------------------------------------
3        SEC USE ONLY

-------------------------------------------------------------------------------
4        SOURCE OF FUNDS (See Instructions)
         Not applicable.
-------------------------------------------------------------------------------
5        CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
         TO ITEMS 2(d) or 2(e)

-------------------------------------------------------------------------------
6        CITIZENSHIP OR PLACE OF ORGANIZATION
         Delaware
-------------------------------------------------------------------------------
                           7   SOLE VOTING POWER
        NUMBER OF              -0-
                          ------------------------------------------------------
         SHARES            8   SHARED VOTING POWER
                               -1,923,664-* (inclusive of 25,255 shares issuable
      BENEFICIALLY             upon exercise of warrants beneficially owned by
                               the reporting person which are exercisable as of
        OWNED BY               or within 60 days of December 7, 2005)

                          ------------------------------------------------------
          EACH             9   SOLE DISPOSITIVE POWER
                               -0-
        REPORTING          -----------------------------------------------------
                           10  SHARED DISPOSITIVE POWER
         PERSON                -1,923,664-*

          WITH
-------------------------------------------------------------------------------
11 AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
   -1,923,664-

-------------------------------------------------------------------------------
12 CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
   SHARES (See Instructions)

-------------------------------------------------------------------------------
13 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
   5.4% (based on 35,705,523 shares of common stock outstanding as of November 1, 2005 and including 25,255 shares issuable upon exercise of warrants beneficially owned by the reporting person which are exercisable as of or within 60 days of December 7, 2005)

-------------------------------------------------------------------------------
14 TYPE OF REPORTING PERSON (See Instructions)
   OO
-------------------------------------------------------------------------------
* Solely in its capacity as the sole member of Fortress Investment Group LLC.

                                  SCHEDULE 13D

-------------------------------------------------------------------------------
CUSIP No.  668074305                                        Page 16 of 20 Pages
-------------------------------------------------------------------------------
1        NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
         Fortress Principal Investment Holdings II LLC
-------------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
         (See Instructions)                          (a)  | x  |
                                                     (b)  |    |
-------------------------------------------------------------------------------
3        SEC USE ONLY

-------------------------------------------------------------------------------
4        SOURCE OF FUNDS (See Instructions)
         Not applicable.
-------------------------------------------------------------------------------
5        CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
         TO ITEMS 2(d) or 2(e)

-------------------------------------------------------------------------------
6        CITIZENSHIP OR PLACE OF ORGANIZATION
         Delaware
-------------------------------------------------------------------------------
                           7   SOLE VOTING POWER
        NUMBER OF              -0-

         SHARES           ------------------------------------------------------
                           8   SHARED VOTING POWER
      BENEFICIALLY             -52,995-*

        OWNED BY          ------------------------------------------------------
                           9   SOLE DISPOSITIVE POWER
          EACH                 -0-

        REPORTING         ------------------------------------------------------
                           10  SHARED DISPOSITIVE POWER
          PERSON               -52,995-*

          WITH
--------------------------------------------------------------------------------
11 AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
   -52,995-

-------------------------------------------------------------------------------
12 CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
   SHARES (See Instructions)

-------------------------------------------------------------------------------
13 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
   0.1% (based on 35,705,523 shares of common stock outstanding as of November 1, 2005)

-------------------------------------------------------------------------------
14 TYPE OF REPORTING PERSON (See Instructions)
   OO
-------------------------------------------------------------------------------
* Solely in its capacity as the managing member of Drawbridge Global Macro GP
  LLC.

                                  SCHEDULE 13D

-------------------------------------------------------------------------------
CUSIP No.  668074305                                        Page 17 of 20 Pages
-------------------------------------------------------------------------------
1  NAME OF REPORTING PERSON
   S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
   Fortress Principal Investment Holdings IV LLC
--------------------------------------------------------------------------------
2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
   (See Instructions)                          (a)  |  x |
                                               (b)  |    |
--------------------------------------------------------------------------------
3  SEC USE ONLY

--------------------------------------------------------------------------------
4  SOURCE OF FUNDS (See Instructions)
   Not applicable.
--------------------------------------------------------------------------------
5  CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
   TO ITEMS 2(d) or 2(e)

--------------------------------------------------------------------------------
6  CITIZENSHIP OR PLACE OF ORGANIZATION
   Delaware
--------------------------------------------------------------------------------
                           7  SOLE VOTING POWER
        NUMBER OF             -0-

                          ------------------------------------------------------
         SHARES            8   SHARED VOTING POWER
                              -1,174,515-* (inclusive of 25,255 shares issuable
      BENEFICIALLY             upon exercise of warrants beneficially owned by
                              the reporting person which are exercisable as of
        OWNED BY              or within 60 days of December 7, 2005)
                          ------------------------------------------------------
          EACH
                           9   SOLE DISPOSITIVE POWER
        REPORTING              -0-
                          ------------------------------------------------------
         PERSON
                           10  SHARED DISPOSITIVE POWER
          WITH                 -1,174,515-*
--------------------------------------------------------------------------------
11 AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
   -1,174,515-
-------------------------------------------------------------------------------
12 CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
   SHARES (See Instructions)

-------------------------------------------------------------------------------
13 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
   3.3% (based on 35,705,523 shares of common stock outstanding as of November 1, 2005 and including 25,255 shares issuable upon exercise of warrants beneficially owned by the reporting person which are exercisable as of or within 60 days of December 7, 2005)

-------------------------------------------------------------------------------
14 TYPE OF REPORTING PERSON (See Instructions)
   OO
-------------------------------------------------------------------------------
* Solely in its capacity as the managing member of Drawbridge Special Opportunities GP LLC.

     The information set forth in response to each separate Item shall be deemed to be a response to all Items where such information is relevant.

Item 1.    Security and Issuer.

     This statement on Schedule 13D (this "Statement") relates to shares of common stock, par value $0.01 per share ("Common Stock"), of Northwestern Corporation , a Delaware corporation (the "Issuer"). The principal executive offices of the Issuer are located at 125 South Dakota Avenue, Suite 1100, Sioux Falls, South Dakota 57104.

Item 2.    Identity and Background

     (a), (b), (c) and (f). This Statement is being filed jointly by Drawbridge Global Macro Fund LP, a Delaware limited partnership ("Drawbridge Global LP"); Drawbridge Global Macro GP LLC, a Delaware limited liability company ("Drawbridge Global GP"); Drawbridge Global Macro Master Fund Ltd., a company organized under the laws of the Cayman Islands ("Drawbridge Master"); Drawbridge Global Macro Advisors LLC, a Delaware limited liability company ("Drawbridge Global Macro Advisors"); Drawbridge Global Macro Fund Ltd., a company organized under the laws of the Cayman Islands ("Drawbridge Global Ltd"); Drawbridge Global Opportunities LLC, a Delaware limited liability company ("Drawbridge Global Opportunities LLC"); Drawbridge Special Opportunities Fund LP, a Delaware limited partnership ("Drawbridge Special Opportunities LP"); Drawbridge DSO Securities LLC, a Delaware limited liability company ("Drawbridge DSO Securities LLC"); Drawbridge Special Opportunities Fund Ltd., a company organized under the laws of the Cayman Islands ("Drawbridge Special Opportunities Ltd"); Drawbridge OSO Securities LLC, a Delaware limited liability company ("Drawbridge OSO Securities LLC"); Drawbridge Special Opportunities GP LLC, a Delaware limited liability company ("Drawbridge Special Opportunities GP"); Drawbridge Special Opportunities Advisors LLC, a Delaware limited liability company ("Drawbridge Special Opportunities Advisors"); Fortress Investment Group LLC, a Delaware limited liability company ("FIG"); Fortress Investment Holdings LLC, a Delaware limited liability company ("FIH"); Fortress Principal Investment Holdings II LLC, a Delaware limited liability company ("FPIH II"); Fortress Principal Investment Holdings IV LLC, a Delaware limited liability company ("FPIH IV" and, together with Drawbridge Global LP, Drawbridge Global GP, Drawbridge Master,
Drawbridge Global Macro Advisors, Drawbridge Global Ltd, Drawbridge Global Opportunities LLC, Drawbridge Special Opportunities LP, Drawbridge DSO Securities LLC, Drawbridge Special Opportunities Ltd, Drawbridge OSO Securities LLC, Drawbridge Special Opportunities GP, Drawbridge Special Opportunities Advisors, FIG, FIH, and FPIH II, the "Reporting Persons"; and each individually, a "Reporting Person"). Drawbridge Special Opportunities Ltd, Drawbridge Special Opportunities Advisors, FIG and FIH are collectively referred to herein as the "OSO Reporting Persons"; Drawbridge Special Opportunities LP, Drawbridge Special Opportunities Advisors, FIG, FIH, Drawbridge Special Opportunities GP and FPIH IV are collectively referred to herein as the "DSO Reporting Persons"; and Drawbridge Master, Drawbridge Global LP, Drawbridge Global Ltd, Drawbridge Global GP, FPIH II, Drawbridge Global Macro Advisors, FIG and FIH are collectively referred to herein as the "Global Opportunities Reporting Persons". The business address of each of the Reporting Persons is 1345 Avenue of the Americas, 46th Floor, New York, New York 10105.

     Set forth in Annex A attached hereto is a listing of the directors and the executive officers of FIG and the managers and members of Drawbridge Global GP, Drawbridge Master, Drawbridge Global Macro Advisors, Drawbridge Global Ltd, Drawbridge Global Opportunities LLC, Drawbridge DSO Securities LLC, Drawbridge Special Opportunities Ltd, Drawbridge OSO Securities LLC, Drawbridge Special Opportunities GP, Drawbridge Special Opportunities Advisors, FIH, FPIH II, and FPIH IV (collectively, the "Covered Persons"), and the business address and present principal occupation or employment of each of the Covered Persons, and is incorporated herein by reference. The general partner of Drawbridge Global LP is Drawbridge Global GP and the general partner of Drawbridge Special Opportunities LP is Drawbridge Special Opportunities GP. Each of the Covered Persons is a United States citizen.

     (d) and (e). None of the Reporting Persons, or, to the best of their knowledge, the Covered Persons has, during the past five years, (i) been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or (ii) been party to a civil proceeding of a judicial or administrative body of competent jurisdiction as a result of which any of them is or was subject to a judgment, decree or final order enjoining future violations of, or prohibiting or mandating activities subject to, federal or state securities laws or finding a violation in respect to such laws.

Item 3.    Source and Amount of Funds or Other Consideration

     Not applicable.

Item 4.    Purpose of Transaction

     On December 7, 2005, Drawbridge Special Opportunities Advisors sent a letter to the Issuer, a copy of which is filed with this Statement as Exhibit
1.2. As described in the letter, Drawbridge Special Opportunities Advisors expressed its concerns with the adoption of the shareholders' rights plan by the Board of Directors of the Issuer (the "Board") and requested that the Board engage Black Hills Corporation ("Black Hills") as soon as possible in a discussion regarding its proposal to merge with the Issuer. Specifically, Drawbridge Special Opportunities Advisors requested that the Board execute a confidentiality agreement with Black Hills and begin good faith negotiations with the aim of negotiating a definitive merger agreement by the end of January 2006.

     Notwithstanding the concerns raised in the letter, the Reporting Persons hold the Common Stock of the Issuer for investment purposes only and have no present plans or intentions which would result in or relate to any of the transactions described in subparagraphs (a) through (j) of Item 4 of Schedule 13D.

Item 5.    Interest in Securities of the Issuer

     (a) and (b). For the reasons set forth below, each of the OSO Reporting Persons may be deemed to beneficially own the 202,811 shares of Common Stock (the "OSO Shares") held directly by Drawbridge OSO Securities LLC. None of Drawbridge Special Opportunities Ltd, Drawbridge Special Opportunities Advisors, FIG and FIH directly owns any securities of the Issuer. However, (i) Drawbridge Special Opportunities Ltd, as the sole member of Drawbridge OSO Securities LLC, has the ability to direct the management of the business and affairs of Drawbridge OSO Securities LLC; (ii) Drawbridge Special Opportunities Advisors, as the investment advisor of Drawbridge Special Opportunities Ltd, has the ability to direct the management of the business and affairs of Drawbridge Special Opportunities Ltd; (iii) FIG, as the sole managing member of Drawbridge Special Opportunities Advisors, has the ability to direct the management of the business and affairs of Drawbridge Special Opportunities Advisors; and (iv) FIH, as the sole member of FIG, has the ability to direct the management of FIG's business and affairs.

     For the reasons set forth below, each of the DSO Reporting Persons may be deemed to beneficially own the 1,174,515 shares of Common Stock (the "DSO Shares") held directly by Drawbridge DSO Securities LLC. None of Drawbridge Special Opportunities LP, Drawbridge Special Opportunities Advisors, FIG, FIH, Drawbridge Special Opportunities GP and FPIH IV directly owns any securities of the Issuer. However, (i) Drawbridge Special Opportunities LP, as the sole member of Drawbridge DSO Securities LLC, has the ability to direct the management of the business and affairs of Drawbridge DSO Securities LLC; (ii) Drawbridge Special Opportunities Advisors, as the investment advisor of Drawbridge Special Opportunities LP, has the ability to direct the management of the business and affairs of Drawbridge Special Opportunities LP; (iii) FIG, as the sole managing member of Drawbridge Special Opportunities Advisors, has the ability to direct the management of the business and affairs of Drawbridge Special Opportunities Advisors; (iv) FIH, as the sole member of FIG, has the ability to direct the management of FIG's business and affairs; (v) Drawbridge Special Opportunities GP, as the general partner of Drawbridge Special Opportunities LP, has the ability to direct the management of the business and affairs of Drawbridge Special Opportunities LP; and (vi) FPIH IV, as the sole managing member of Drawbridge Special Opportunities GP, has the ability to direct the management of the business and affairs of Drawbridge Special Opportunities GP.

     For the reasons set forth below, each of the Global Opportunities Reporting Persons may be deemed to beneficially own the 546,338 shares of Common Stock (the "Global Opportunities Shares" and, together with the OSO Shares and the DSO Shares, the "Reported Shares") held directly by Drawbridge Global Opportunities LLC. None of Drawbridge Master, Drawbridge Global LP, Drawbridge Global Ltd, Drawbridge Global GP, FPIH II, Drawbridge Global Macro Advisors, FIG and FIH directly owns any securities of the Issuer. However, (i) Drawbridge Master, as the owner of all issued and outstanding shares of beneficial interest of Drawbridge Global Opportunities LLC, has the ability to direct the management of the business and affairs of Drawbridge Global Opportunities LLC; (ii) Drawbridge Global LP and Drawbridge Global Ltd, as the owners of all issued and outstanding shares of beneficial interest of Drawbridge Master, have the ability to direct the management of the business and affairs of Drawbridge Master; (iii) Drawbridge Global GP, as the general partner of Drawbridge Global LP, has the ability to direct the management of the business and affairs of Drawbridge
Global LP; (iv) FPIH II, as the sole managing member of Drawbridge Global GP, has the ability to direct the management of the business and affairs of Drawbridge Global GP; (v) Drawbridge Global Macro Advisors, as the investment advisor of Drawbridge Master, Drawbridge Global LP, and Drawbridge Global Ltd, has the ability to direct the management of the business and affairs of each of Drawbridge Master, Drawbridge Global LP, and Drawbridge Global Ltd; (vi) FIG, as the sole managing member of Drawbridge Global Macro Advisors, has the ability to direct the management of the business and affairs of Drawbridge Global Macro Advisors; and (vii) FIH, as the sole member of FIG, has the ability to direct the management of FIG's business and affairs.

     With respect to all shares of Common Stock owned by the Reporting  Persons,
(i) none of the Reporting Persons has the sole power to vote or to direct the vote, or to dispose or to direct the disposition, of the Reported Shares; (ii) each of the DSO Reporting Persons have the shared power to vote or to direct the vote, or to dispose or to direct the disposition of the DSO Shares; (iii) each of the OSO Reporting Persons have the shared power to vote or to direct the vote, or to dispose or to direct the disposition of the OSO Shares; and (iv) each of the Global Opportunities Reporting Persons have the shared power to vote or to direct the vote, or to dispose or to direct the disposition of the Global Opportunities Shares. As a result of their ownership of the Reported Shares, the OSO Reporting Persons collectively control 0.6% of the outstanding voting capital stock of the Issuer; the DSO Reporting Persons collectively control 3.3% of the outstanding voting capital stock of the Issuer; and the Global Opportunities Reporting Persons collectively control 1.5% of the outstanding voting capital stock of the Issuer. FIG and FIH collectively control 5.4% of the outstanding voting capital stock of the Issuer.

     None of the Covered Persons directly owns any securities of the Issuer. However, by reason of their status as a manager or executive officer, or member of a Reporting Person, a Covered Person may be deemed to be the beneficial owner of the shares of Common Stock owned directly or otherwise beneficially by such Reporting Person. The Reporting Persons have been advised that each of the Covered Persons disclaims beneficial ownership of the shares of common stock from time to time owned directly or otherwise beneficially by such Reporting Persons.

     (c), (d) and (e).  Not applicable.

Item 6. Contracts, Arrangements, Understandings or Relationships With Respect to Securities of the Issuer.

     Except as otherwise set forth herein, neither any of the Reporting Persons nor, to the best of such Reporting Persons' knowledge, any of the Covered Persons has any contracts, arrangements, understandings or relationships (legal or otherwise), with any person with respect to any securities of the Issuer, including, but not limited to, transfer or voting of any securities, finder's fees, joint ventures, loan or option arrangements, puts or calls, guarantees of profits, division of profits or losses, or the giving or withholding of proxies.

Item 7.    Material to be Filed as Exhibits

1.1 Joint Filing Agreement, dated December 7, 2005, by and between Drawbridge Global Macro Fund LP, a Delaware limited partnership, Drawbridge Global Macro GP LLC, a Delaware limited liability company, Drawbridge Global Macro Master Fund Ltd., a company organized under the laws of the Cayman Islands, Drawbridge Global Macro Advisors LLC, a Delaware limited liability company, Drawbridge Global Macro Fund Ltd., a company organized under the laws of the Cayman Islands, Drawbridge Global Opportunities LLC, a Delaware limited liability company, Drawbridge Special Opportunities Fund LP, a Delaware limited partnership, Drawbridge DSO Securities LLC, a Delaware limited liability company, Drawbridge Special Opportunities Fund Ltd., a company organized under the laws of the Cayman Islands, Drawbridge OSO Securities LLC, a Delaware limited liability company, Drawbridge Special Opportunities GP LLC, a Delaware limited liability company, Drawbridge Special Opportunities Advisors LLC, a Delaware limited liability company, Fortress Investment Group LLC, a Delaware limited liability company, Fortress Investment Holdings LLC, a Delaware limited liability company, Fortress Principal Investment Holdings II LLC, a Delaware limited liability company, and Fortress Principal Investment Holdings IV LLC, a Delaware limited liability company.

1.2 Letter from Drawbridge Special Opportunities Advisors to the Issuer, dated December 7, 2005.

                                    SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:  December 7, 2005

                                         DRAWBRIDGE GLOBAL MACRO FUND LP

                                         By:  DRAWBRIDGE GLOBAL MACRO GP LLC
                                                  its general partner



                                         By:  /s/ Kevin Treacy
                                              ---------------------------------
                                              Name:  Kevin Treacy
                                              Title: Chief Financial Officer


                                    SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:  December 7, 2005

                                         DRAWBRIDGE GLOBAL MACRO GP LLC



                                         By:  /s/ Kevin Treacy
                                              ----------------------------------
                                              Name:  Kevin Treacy
                                              Title: Chief Financial Officer

                                    SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:  December 7, 2005

                                         DRAWBRIDGE GLOBAL MACRO ADVISORS LLC



                                         By:  /s/ Kevin Treacy
                                              ----------------------------------
                                              Name:  Kevin Treacy
                                              Title: Chief Financial Officer


                                    SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:  December 7, 2005

                                         DRAWBRIDGE GLOBAL MACRO FUND LTD



                                         By:  /s/ Kevin Treacy
                                              ----------------------------------
                                              Name:  Kevin Treacy
                                              Title: Chief Financial Officer

                                    SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:  December 7, 2005

                                         DRAWBRIDGE SPECIAL OPPORTUNITIES
                                              FUND LP

                                         By:  DRAWBRIDGE SPECIAL OPPORTUNITIES
                                                 GP LLC
                                                  its general partner



                                         By:  /s/ John King
                                              ----------------------------------
                                              Name:  John King
                                              Title: Chief Financial Officer


                                    SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:  December 7, 2005

                                         DRAWBRIDGE SPECIAL OPPORTUNITIES
                                         ADVISORS LLC



                                         By:  /s/ John King
                                              ----------------------------------
                                              Name:  John King
                                              Title: Chief Financial Officer

                                    SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:  December 7, 2005

                                        DRAWBRIDGE GLOBAL MACRO MASTER FUND LTD.



                                        By:  /s/ Kevin Treacy
                                             ----------------------------------
                                             Name:  Kevin Treacy
                                             Title: Chief Financial Officer


                                    SIGNATURE

       After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:  December 7, 2005

                                         DRAWBRIDGE GLOBAL OPPORTUNITIES LLC



                                         By:  /s/ Kevin Treacy
                                              ----------------------------------
                                              Name:  Kevin Treacy
                                              Title: Chief Financial Officer

                                    SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:  December 7, 2005

                                         DRAWBRIDGE SPECIAL OPPORTUNITIES LTD.



                                         By:  /s/ John King
                                              ----------------------------------
                                              Name:  John King
                                              Title: Chief Financial Officer


                                    SIGNATURE

       After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:  December 7, 2005

                                         DRAWBRIDGE OSO SECURITIES LLC



                                         By:  /s/ John King
                                              ----------------------------------
                                              Name:  John King
                                              Title: Chief Financial Officer

                                    SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:  December 7, 2005

                                         DRAWBRIDGE DSO SECURITIES LLC



                                         By:  /s/ John King
                                              ----------------------------------
                                              Name:  John King
                                              Title: Chief Financial Officer


                                    SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:  December 7, 2005

                                         FORTRESS INVESTMENT GROUP LLC



                                         By:  /s/ Peter L. Briger
                                              ----------------------------------
                                              Name:  Peter L. Briger
                                              Title: Authorized Person

                                    SIGNATURE

       After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:  December 7, 2005

                                         FORTRESS INVESTMENT HOLDINGS LLC



                                         By:  /s/ Peter L. Briger
                                              ----------------------------------
                                              Name:  Peter L. Briger
                                              Title: Authorized Person



                                    SIGNATURE

       After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:  December 7, 2005

                                         FORTRESS PRINCIPAL INVESTMENT
                                           HOLDINGS II LLC



                                         By:  /s/ Peter L. Briger
                                              ----------------------------------
                                              Name:  Peter L. Briger
                                              Title: Authorized Person



                                    SIGNATURE

       After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:  December 7, 2005

                                         FORTRESS PRINCIPAL INVESTMENT
                                           HOLDINGS IV LLC



                                         By:  /s/ Peter L. Briger
                                              ----------------------------------
                                              Name:  Peter L. Briger
                                              Title: Authorized Person

                                                                   ANNEX A

        DIRECTORS AND EXECUTIVE OFFICERS OF FORTRESS INVESTMENT GROUP LLC

         The name and principal occupation of each of the officers of Fortress Investment Group LLC are listed below. The principal business address of each of the officers of Fortress Investment Group LLC is 1345 Avenue of the Americas, 46th Floor, New York, NY 10105.

NAME                                    PRINCIPAL OCCUPATION
Wesley R. Edens                         Chairman and Member of Management
                                        Committee of Fortress  Investment Group
                                        LLC and Fortress Investment Holdings LLC
Robert I. Kauffman                      Member of Management Committee of
                                        Fortress Investment Group LLC and
                                        Fortress Investment Holdings LLC
Randal A. Nardone                       Member of Management Committee of
                                        Fortress Investment Group LLC and
                                        Fortress Investment Holdings LLC
Peter L. Briger                         Member of Management Committee of
                                        Fortress Investment Group LLC and
                                        Fortress Investment Holdings LLC
Michael E. Novogratz                    Member of Management Committee of
                                        Fortress Investment Group LLC and
                                        Fortress Investment Holdings LLC

             MANAGERS AND MEMBERS OF DRAWBRIDGE GLOBAL MACRO GP LLC

         The name and principal occupation of each of the managers and members of Drawbridge Global Macro GP LLC are listed below. The principal business address of each of the managers and members of Drawbridge Global Macro GP LLC is 1345 Avenue of the Americas, 46th Floor, New York, NY 10105.

NAME                                     PRINCIPAL OCCUPATION
Michael E. Novogratz                     Member of Management Committee of
                                         Fortress Investment Group LLC and
                                         Fortress Investment Holdings LLC
Kevin Treacy                             Chief Financial Officer of Drawbridge
                                         Global Macro Advisors LLC and
                                         Drawbridge Global Macro GP LLC
Scott Lawin                              Chief Operating Officer of Drawbridge
                                         Global Macro Advisors LLC and
                                         Drawbridge Global Macro GP LLC
Randal A. Nardone                        Member of Management Committee of
                                         Fortress Investment Group LLC and
                                         Fortress Investment Holdings LLC

        MANAGERS AND MEMBERS OF DRAWBRIDGE GLOBAL MACRO MASTER FUND LTD.

         The name and principal occupation of each of the managers and members of Drawbridge Global Macro Master Fund Ltd. are listed below. The principal business address of each of the managers and members of Drawbridge Global Macro Master Fund Ltd. is 1345 Avenue of the Americas, 46th Floor, New York, NY 10105.

NAME                                     PRINCIPAL OCCUPATION
Kevin Treacy                             Chief Financial Officer of Drawbridge
                                         Global Macro Advisors LLC and
                                         Drawbridge Global Macro GP LLC
David Litton                             Director
John Banks                               Director

          MANAGERS AND MEMBERS OF DRAWBRIDGE GLOBAL MACRO ADVISORS LLC

         The name and principal occupation of each of the managers and members of Drawbridge Global Macro Advisors LLC are listed below. The principal business address of each of the managers and members of Drawbridge Global Macro Advisors LLC is 1345 Avenue of the Americas, 46th Floor, New York, NY 10105.

NAME                                     PRINCIPAL OCCUPATION
Michael E. Novogratz                     Member of Management Committee of
                                         Fortress Investment Group LLC and
                                         Fortress Investment Holdings LLC
Kevin Treacy                             Chief Financial Officer of Drawbridge
                                         Global Macro Advisors LLC and
                                         Drawbridge Global Macro GP LLC
Scott Lawin                              Chief Operating Officer of Drawbridge
                                         Global Macro Advisors LLC and
                                         Drawbridge Global Macro GP LLC
Randal A. Nardone                        Member of Management Committee of
                                         Fortress Investment Group LLC and
                                         Fortress Investment Holdings LLC

            MANAGERS AND MEMBERS OF DRAWBRIDGE GLOBAL MACRO FUND LTD.

         The name and principal occupation of each of the managers and members of Drawbridge Global Macro Fund Ltd. are listed below. The principal business address of each of the managers and members of Drawbridge Global Macro Fund Ltd. is 1345 Avenue of the Americas, 46th Floor, New York, NY 10105.


NAME                                     PRINCIPAL OCCUPATION
Kevin Treacy                             Chief Financial Officer of Drawbridge
                                         Global Macro Advisors LLC and
                                         Drawbridge Global Macro GP LLC
David Litton                             Director
John Banks                               Director

           MANAGERS AND MEMBERS OF DRAWBRIDGE GLOBAL OPPORTUNITIES LLC

         The name and principal occupation of each of the managers and members of Drawbridge Global Opportunities LLC are listed below. The principal business address of each of the managers and members of Drawbridge Global Opportunities LLC is 1345 Avenue of the Americas, 46th Floor, New York, NY 10105.

NAME                                     PRINCIPAL OCCUPATION
Michael E. Novogratz                     Member of Management Committee of
                                         Fortress Investment Group LLC and
                                         Fortress Investment Holdings LLC
Scott Lawin                              Chief Operating Officer of Drawbridge
                                         Global Macro Advisors LLC and
                                         Drawbridge Global Macro GP LLC
Kevin Treacy                             Chief Financial Officer of Drawbridge
                                         Global Macro Advisors LLC and
                                         Drawbridge Global Macro GP LLC

              MANAGERS AND MEMBERS OF DRAWBRIDGE DSO SECURITIES LLC

         The name and principal occupation of each of the managers and members of Drawbridge DSO Securities LLC are listed below. The principal business address of each of the managers and members of Drawbridge DSO Securities LLC is 1345 Avenue of the Americas, 46th Floor, New York, NY 10105.

NAME                                     PRINCIPAL OCCUPATION
Peter L. Briger                          Member of Management Committee of
                                         Fortress Investment Group LLC and
                                         Fortress Investment Holdings LLC
Marc Furstein                            Chief Operating Officer of Drawbridge
                                         Special Opportunities Advisors LLC
                                         and Drawbridge Special Opportunities
                                         GP LLC
John King                                Chief Financial Officer of Drawbridge
                                         Special Opportunities Advisors LLC
                                         and Drawbridge Special Opportunities
                                         GP LLC
Dean Dakolias                            Chief Credit Officer of Drawbridge
                                         Special Opportunities Advisors LLC and
                                         Drawbridge Special Opportunities GP LLC

       MANAGERS AND MEMBERS OF DRAWBRIDGE SPECIAL OPPORTUNITIES FUND LTD.

         The name and principal occupation of each of the managers and members of Drawbridge Special Opportunities Fund Ltd. are listed below. The principal business address of each of the managers and members of Drawbridge Special Opportunities Fund Ltd. is 1345 Avenue of the Americas, 46th Floor, New York, NY 10105.

NAME                                     PRINCIPAL OCCUPATION
Kevin Treacy                             Chief Financial Officer of Drawbridge
                                         Global Macro Advisors LLC and
                                         Drawbridge Global Macro GP LLC
Jayne Evett                              Director
David Litton                             Director
John Banks                               Director

              MANAGERS AND MEMBERS OF DRAWBRIDGE OSO SECURITIES LLC

         The name and principal occupation of each of the managers and members of Drawbridge OSO Securities LLC are listed below. The principal business address of each of the managers and members of Drawbridge OSO Securities LLC is 1345 Avenue of the Americas, 46th Floor, New York, NY 10105.

NAME                                     PRINCIPAL OCCUPATION
Peter L. Briger                          Member of Management Committee of
                                         Fortress Investment Group LLC and
                                         Fortress Investment Holdings LLC
Marc Furstein                            Chief Operating Officer of Drawbridge
                                         Special Opportunities Advisors LLC
                                         and Drawbridge Special Opportunities
                                         GP LLC
John King                                Chief Financial Officer of Drawbridge
                                         Special Opportunities Advisors LLC
                                         and Drawbridge Special Opportunities
                                         GP LLC
Dean Dakolias                            Chief Credit Officer of Drawbridge
                                         Special Opportunities Advisors LLC and
                                         Drawbridge Special Opportunities GP LLC

         MANAGERS AND MEMBERS OF DRAWBRIDGE SPECIAL OPPORTUNITIES GP LLC

         The name and principal occupation of each of the managers and members of Drawbridge Special Opportunities GP LLC are listed below. The principal business address of each of the managers and members of Drawbridge Special Opportunities GP LLC is 1345 Avenue of the Americas, 46th Floor, New York, NY 10105.

NAME                                     PRINCIPAL OCCUPATION
Peter L. Briger                          Member of Management Committee of
                                         Fortress Investment Group LLC and
                                         Fortress Investment Holdings LLC
Randal A. Nardone                        Member of Management Committee of
                                         Fortress Investment Group LLC and
                                         Fortress Investment Holdings LLC
Marc Furstein                            Chief Operating Officer of Drawbridge
                                         Special Opportunities Advisors LLC
                                         and Drawbridge Special Opportunities
                                         GP LLC
John King                                Chief Financial Officer of Drawbridge
                                         Special Opportunities Advisors LLC
                                         and Drawbridge Special Opportunities
                                         GP LLC
Dean Dakolias                            Chief Credit Officer of Drawbridge
                                         Special Opportunities Advisors LLC and
                                         Drawbridge Special Opportunities
                                         GP LLC

      MANAGERS AND MEMBERS OF DRAWBRIDGE SPECIAL OPPORTUNITIES ADVISORS LLC

         The name and principal occupation of each of the managers and members of Drawbridge Special Opportunities Advisors LLC are listed below. The principal business address of each of the managers and members of Drawbridge Special Opportunities Advisors LLC is 1345 Avenue of the Americas, 46th Floor, New York, NY 10105.

NAME                                     PRINCIPAL OCCUPATION
Peter L. Briger                          Member of Management Committee of
                                         Fortress Investment Group LLC and
                                         Fortress Investment Holdings LLC
Randal A. Nardone                        Member of Management Committee of
                                         Fortress Investment Group LLC and
                                         Fortress Investment Holdings LLC
Marc Furstein                            Chief Operating Officer of Drawbridge
                                         Special Opportunities Advisors LLC
                                         and Drawbridge Special Opportunities
                                         GP LLC
John King                                Chief Financial Officer of Drawbridge
                                         Special Opportunities Advisors LLC
                                         and Drawbridge Special Opportunities
                                         GP LLC
Dean Dakolias                            Chief Credit Officer of Drawbridge
                                         Special Opportunities Advisors LLC and
                                         Drawbridge Special Opportunities
                                         GP LLC

            MANAGERS AND MEMBERS OF FORTRESS INVESTMENT HOLDINGS LLC

         The name and principal occupation of each of the managers and members of Fortress Investment Holdings LLC are listed below. The principal business address of each of the managers and members of Fortress Investment Holdings LLC is 1345 Avenue of the Americas, 46th Floor, New York, NY 10105.

NAME                                     PRINCIPAL OCCUPATION
Wesley R. Edens                          Chairman and Member of Management
                                         Committee of Fortress  Investment Group
                                         LLC and Fortress Investment Holdings
                                         LLC
Robert I. Kauffman                       Member of Management Committee of
                                         Fortress Investment Group LLC and
                                         Fortress Investment Holdings LLC
Randal A. Nardone                        Member of Management Committee of
                                         Fortress Investment Group LLC and
                                         Fortress Investment Holdings LLC
Peter L. Briger                          Member of Management Committee of
                                         Fortress Investment Group LLC and
                                         Fortress Investment Holdings LLC
Michael E. Novogratz                     Member of Management Committee of
                                         Fortress Investment Group LLC and
                                         Fortress Investment Holdings LLC

      MANAGERS AND MEMBERS OF FORTRESS PRINCIPAL INVESTMENT HOLDINGS II LLC

         The name and principal occupation of each of the managers and members of Fortress Principal Investment Holdings II LLC are listed below. The principal business address of each of the managers and members of Fortress Principal Investment Holdings II LLC is 1345 Avenue of the Americas, 46th Floor, New York, NY 10105.

NAME                                     PRINCIPAL OCCUPATION
Wesley R. Edens                          Chairman and Member of Management
                                         Committee of Fortress  Investment Group
                                         LLC and Fortress Investment Holdings
                                         LLC
Robert I. Kauffman                       Member of Management Committee of
                                         Fortress Investment Group LLC and
                                         Fortress Investment Holdings LLC
Randal A. Nardone                        Member of Management Committee of
                                         Fortress Investment Group LLC and
                                         Fortress Investment Holdings LLC
Peter L. Briger                          Member of Management Committee of
                                         Fortress Investment Group LLC and
                                         Fortress Investment Holdings LLC
Michael E. Novogratz                     Member of Management Committee of
                                         Fortress Investment Group LLC and
                                         Fortress Investment Holdings LLC

      MANAGERS AND MEMBERS OF FORTRESS PRINCIPAL INVESTMENT HOLDINGS IV LLC

         The name and principal occupation of each of the managers and members of Fortress Principal Investment Holdings IV LLC are listed below. The principal business address of each of the managers and members of Fortress Principal Investment Holdings IV LLC is 1345 Avenue of the Americas, 46th Floor, New York, NY 10105.

NAME                                     PRINCIPAL OCCUPATION
Wesley R. Edens                          Chairman and Member of Management
                                         Committee of Fortress  Investment Group
                                         LLC and Fortress Investment Holdings
                                         LLC
Robert I. Kauffman                       Member of Management Committee of
                                         Fortress Investment Group LLC and
                                         Fortress Investment Holdings LLC
Randal A. Nardone                        Member of Management Committee of
                                         Fortress Investment Group LLC and
                                         Fortress Investment Holdings LLC
Peter L. Briger                          Member of Management Committee of
                                         Fortress Investment Group LLC and
                                         Fortress Investment Holdings LLC
Michael E. Novogratz                     Member of Management Committee of
                                         Fortress Investment Group LLC and
                                         Fortress Investment Holdings LLC